Exhibit 10.5

FORM OF LOCK-UP AGREEMENT

June 1, 2020

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Ladies and Gentlemen:

The undersigned signatory (the “Stockholder”) of this lock-up agreement (this “Agreement”) understands that: (i) Aduro Biotech, Inc., a Delaware corporation (“Parent”) proposes to enter into an Agreement and Plan of Merger and Reorganization (as the same may be amended from time to time, the “Merger Agreement”) with Aspire Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Chinook Therapeutics U.S., Inc., a Delaware corporation (the “Company”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) and (ii) in connection with the Merger, stockholders of the Company will receive shares of Parent Common Stock, in each case, upon the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

As a material inducement to the willingness of each of the Parties to enter into the Merger Agreement and to consummate the Contemplated Transactions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Stockholder hereby agrees that, subject to the exceptions set forth herein, without the prior written consent of Parent, the Stockholder will not, during the period commencing upon the Closing and ending on the date that is 180 days after the Closing Date (the “Restricted Period”):

(i)

offer, pledge, sell, contract to sell, sell any option, warrant or contract to purchase, purchase any option, warrant or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of or lend, directly or indirectly, any shares of Parent Common Stock or any securities convertible into or exercisable or exchangeable for, or that represent a right to receive, Parent Common Stock (including without limitation, Parent Common Stock or such other securities of Parent which may be deemed to be beneficially owned by the Stockholder in accordance with the rules and regulations of the SEC and securities of Parent which may be issued upon exercise of a stock option or warrant), in each case, that are currently or hereafter owned of record or beneficially (including holding as a custodian) by the Stockholder (collectively, the “Stockholder’s Shares”), or publicly disclose the intention to make any such offer, sale, pledge, grant, transfer or disposition;

(ii)

enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Stockholder’s Shares regardless of whether any such transaction described in clause (i) above or this clause (ii) is to be settled by delivery of Parent Common Stock or such other securities, in cash or otherwise;

(iii)

make any demand for or exercise any right with respect to the registration of any shares of Parent Common Stock or any security convertible into or exercisable or exchangeable for Parent Common Stock; or

(iv)	publicly disclose the intention to do any of the foregoing.

The restrictions and obligations contemplated by this Agreement shall not apply to:

(a)	transfers of the Stockholder’s Shares:

(i)

if the Stockholder is a natural person, (A) to any person related to the Stockholder by blood or adoption who is a member of the immediate family of the Stockholder, or by marriage or domestic partnership (a “Family Member”), or to a trust formed for the benefit of the Stockholder or any of the Stockholder’s Family Members, (B) to the Stockholder’s estate, following the death of the Stockholder, by will, intestacy or other operation of law, (C) as a bona fide gift to a charitable organization, (D) by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or (E) to any partnership, corporation or limited liability company which is controlled by the Stockholder and/or by any such Family Member(s);

(ii)

if the Stockholder is a corporation, partnership or other business entity, (A) to another corporation, partnership or other business entity that is a direct or indirect affiliate (as defined under Rule 12b-2 of the Exchange Act) of the Stockholder, including investment funds or other entities under common control or management with the Stockholder, (B) as a distribution or dividend to equity holders (including, without limitation, general or limited partners and members) of the Stockholder (including upon the liquidation and dissolution of the Stockholder pursuant to a plan of liquidation approved by the Stockholder’s equity holders), (C) as a bona fide gift to a charitable organization or not-for-profit institution, (D) transfers or dispositions not involving a change in beneficial ownership or (E) with the prior written consent of Parent; or

(iii)	if the Stockholder is a trust, to any grantors or beneficiaries of the trust;

provided that, in the case of any transfer or distribution pursuant to this clause (a), such transfer is not for value and each donee, heir, beneficiary or other transferee or distributee shall agree in writing to be bound by the terms and conditions of this Agreement with respect to the shares of Parent Common Stock or such other securities that have been so transferred or distributed and either the Stockholder or such transferee provides Parent with a copy of such agreement promptly upon consummation of any such transfer;

(b)	(i)

the exercise of an option (including a net exercise of an option) to purchase shares of Parent Common Stock, (ii) any related transfer of shares of Parent Common Stock to Parent for the purpose of paying the exercise price of such options or for paying taxes (including estimated taxes) due as a result of the exercise of such options (or the disposition to Parent of any shares of restricted stock granted pursuant to the terms of any employee benefit plan or restricted stock purchase agreement) and (iii) any transfer or sale of shares of Parent Common Stock to Parent or into the market for the purpose of paying taxes (including estimated taxes) due in connection with the vesting of, or issuance of shares under, restricted stock unit awards granted pursuant to the terms of any equity incentive plan; provided that, in the case of any exercise of an option or any transfer or sale of shares to Parent under clauses (i) and (iii) the underlying shares of Parent Common Stock shall continue to be subject to the restrictions on transfer set forth in this Agreement;

(c) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Parent Common Stock; provided that such plan does not provide for any transfers of Parent Common Stock during the Restricted Period;

(d) transfers or disposition by the Stockholder of shares of Parent Common Stock purchased by the Stockholder on the open market following the Closing Date; or

(e) transfers or distributions pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Parent Common Stock involving a change of control of Parent (including entering into any lock-up, voting or similar agreement pursuant to which the undersigned may agree to transfer, sell, tender or otherwise dispose of shares of Parent Common Stock (or any security convertible into or exercisable for Parent Common Stock), or vote any shares of Parent Common Stock in favor of any such transaction or taking any other action in connection with any such transaction), provided that the restrictions set forth in this Lock-Up Agreement shall continue to apply to the Undersigned’s Shares should such tender offer, merger, consolidation or other transaction not be completed;

and provided, further, that, with respect to each of (a), (b), (c) and (d) above, no filing by any party (including any donor, donee, transferor, transferee, distributor or distributee) under the Exchange Act (other than (i) a filing at any time on a Form 5 or (ii) a required filing on a Schedule 13D or Schedule 13G (or Schedule 13D/A or Schedule 13G/A)), or other public announcement shall be required or shall be made voluntarily in connection with such transfer or disposition during the Restricted Period (other than in respect of a required filing under Section 16(a) of the Exchange Act in connection with the exercise of an option to purchase Parent Common Stock following such individual’s termination of service relationship (including service as a director) with Parent that would otherwise expire during the Restricted Period, provided that reasonable notice shall be provided to Parent prior to any such filing, or in respect of a required filing under Section 16(a) of the Exchange Act in connection with the settlement of any equity award granted pursuant to the terms of any equity incentive plan). For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

Any attempted transfer in violation of this Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Agreement, and will not be recorded on the share register of Parent. In furtherance of the foregoing, the Stockholder agrees that Parent and any duly appointed transfer agent for the registration or transfer of the securities described herein are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement. Parent may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents, ledgers or instruments evidencing the Stockholder’s ownership of Parent Common Stock:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Stockholder hereby represents and warrants that the Stockholder has full power and authority to enter into this Agreement. All authority herein conferred or agreed to be conferred and any obligations of the Stockholder shall be binding upon the successors, assigns, heirs or personal representatives of the Stockholder.

This Agreement shall terminate automatically and the Stockholder shall automatically be released from all restrictions and obligations under this Agreement upon the earlier of the (i) the expiration of the Restricted Period and (ii) if the Merger Agreement is terminated for any reason, upon the date of such termination. The Stockholder understands that each of Parent and the Company is proceeding with the Contemplated Transactions in reliance upon this Agreement.

In the event that any holder of Parent Common Stock or securities convertible into or exercisable or exchangeable for Parent Common Stock (including, without limitation, Parent Common Stock to be issued to such holder in connection with the Merger) that is subject to a substantially similar letter agreement entered into by such holder, other than Parent or the Stockholder, is permitted by Parent to sell or otherwise transfer or dispose of shares of Parent Common Stock or securities convertible into or exercisable or exchangeable for Parent Common Stock (including, without limitation, Parent Common Stock to be issued to such holder in connection with the Merger) for value other than as permitted by this Lock-Up Agreement or a substantially similar letter agreement entered into by such holder, the same percentage of shares of Parent Common Stock or securities convertible into or exercisable or exchangeable for Parent Common Stock (including, without limitation, Parent Common Stock to be issued to such holder in connection with the Merger) held by the Stockholder shall be immediately and fully released on the same terms from any remaining restrictions set forth herein; provided, however, that such release shall not be applied unless and until permission has been granted by Parent to an equity holder or equity holders to sell or otherwise transfer or dispose of all or a portion of such equity holders’ shares of Parent Common Stock in an aggregate amount in excess of 1% of the aggregate number of shares of Parent Common Stock originally subject to this Agreement and substantially similar agreements. Upon the release of any of the Stockholder’s Shares from this letter agreement, Parent will cooperate with the Stockholder to facilitate the timely preparation and delivery of certificates representing the Stockholder’s Shares without the restrictive legend above or the withdrawal of any stop transfer instructions.

Any and all remedies herein expressly conferred upon Parent and the Company will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity, and the exercise by Parent or the Company of any one remedy will not preclude the exercise of any other remedy. The Stockholder agrees that irreparable damage would occur to Parent and the Company in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that Parent and the Company shall each be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent or the Company is entitled at law or in equity, and the Stockholder waives any bond, surety or other security that might be required of Parent or the Company with respect thereto.

This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

This Agreement, and any certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of Parent, the Company and the Stockholder in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among Parent, the Company and the Stockholder, written or oral, to the extent they relate in any way to the subject matter hereof. The delivery of a fully executed Agreement by the Stockholder by facsimile or electronic transmission in .pdf format shall be sufficient to bind the Stockholder to the terms and conditions of this Agreement. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Merger Agreement is executed by all parties thereto, and (b) this Agreement is executed by all parties hereto.

(Signature Pages Follow)

Very truly yours,

STOCKHOLDER

(Print Name of Stockholder)

(Signature)

(Name and Title of Signatory, if Signing on Behalf of an Entity)

Accepted and Agreed by:

ADURO BIOTECH, INC.

By

Name:
Title: